Exhibit 4.17

EXECUTION VERSION

Supplemental Indenture No. 3

SUPPLEMENTAL INDENTURE NO. 3 (this “Supplemental Indenture”), dated as of July 2, 2015, by and among Kraft Foods Group, Inc. (the “Company”), a Virginia corporation, Kite Merger Sub LLC, a Delaware limited liability company (“Merger Sub II”), H. J. Heinz Company, a Pennsylvania corporation (the “Successor”), H.J. Heinz Holding Corporation, a Delaware corporation (the “Parent Guarantor”) and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of June 4, 2012 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for, among other things, the issuance of 2.250% Notes due 2017, 6.125% Notes due 2018, 5.375% Notes due 2020, 3.500% Notes due 2022, 6.875% Notes due 2039, 6.500% Notes due 2040 and 5.000% Notes due 2042 (the “Securities”);

WHEREAS, Section 801 of the Indenture provides that the Company shall not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person unless, among other things, the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer the properties and assets of the Company substantially as an entirety shall expressly assume all the obligations of the Company by an indenture supplemental thereto, executed and delivered to the Trustee;

WHEREAS, substantially concurrently with the execution of this Supplemental Indenture, the Company shall merge with and into Merger Sub II, with Merger Sub II continuing as the surviving corporation (the “Initial Merger”), and, thereafter, Merger Sub II, as the surviving corporation, shall merge with and into the Successor (the “Subsequent Merger”), with the Successor continuing as the surviving corporation;

WHEREAS, pursuant to Section 901 of the Indenture, the Company and the Trustee are authorized to execute and deliver this Supplemental Indenture to (1) evidence the succession of another corporation to the Company and the assumption by such successor of the covenants of the Company in the Indenture and the Securities and (2) add a Guarantee with respect to the Securities, in each case, without the consent of any Holder;

WHEREAS, each of the Company, Merger Sub II, the Successor and the Parent Guarantor have been duly authorized to enter into this Supplemental Indenture; and

WHEREAS, all acts, conditions, proceedings and requirements necessary to make this Supplemental Indenture a valid and binding agreement enforceable in accordance with its terms for the purposes expressed herein, in accordance with its terms, have been duly done and performed.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, Merger Sub II, the Successor, the Parent Guarantor and the Trustee mutually covenant and agree for the benefit of the Trustee and the Holders of the Securities as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

SUCCESSION TO INDENTURE

SECTION 2.1 Merger Sub II agrees that upon consummation of the Initial Merger, it shall assume the due and punctual payment of principal of, and premium, if any, and interest, if any (including all additional amounts, if any, payable pursuant to Sections 516 or 1010 of the Indenture), on all the Securities and any related coupons and the performance of every covenant of the Indenture on the part of the Company to be performed or observed. Upon the assumption by Merger Sub II of the obligations of the Company as set forth above, Merger Sub II shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if Merger Sub II had been named as the Company therein and thereafter the Company shall be relieved of all obligations and covenants under the Indenture, the Securities and any related coupons.

SECTION 2.2 The Successor agrees that upon consummation of the Subsequent Merger, it shall assume the due and punctual payment of principal of, and premium, if any, and interest, if any (including all additional amounts, if any, payable pursuant to Sections 516 or 1010 of the Indenture), on all the Securities and any related coupons and the performance of every covenant of the Indenture on the part of Merger Sub II to be performed or observed. Upon the assumption by the Successor of the obligations of Merger Sub II as set forth above, the Successor shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if the Successor had been named as the Company therein and thereafter Merger Sub II shall be relieved of all obligations and covenants under the Indenture, the Securities and any related coupons.

ARTICLE III

AGREEMENT TO BE BOUND; GUARANTEE

SECTION 3.1. Agreement to be Bound. The Parent Guarantor hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

SECTION 3.2. Guarantee. The Parent Guarantor agrees to provide an unconditional Guarantee (the “Parent Guarantee”) on the terms and subject to the conditions set forth in Article 14 of the Indenture.

SECTION 3.3. Release of Guarantee. With respect to the Parent Guarantee, clause (a)(1) to Section 1406 of the Indenture is hereby deleted in its entirety and replaced with the following:

“(1)	(A) the Company’s exercise of its Legal Defeasance option or, except in the case of a Guarantee of any direct or indirect parent of the Company, Covenant Defeasance option in accordance with Article 4 or the Company’s obligations under this Indenture being discharged in accordance with the terms of this Indenture;

(B) the transfer of all or substantially all of the Parent Guarantor’s assets to, or the merger of the Parent Guarantor with, an entity that assumes the Parent Guarantor’s obligations under this Indenture;

(C) the Successor ceasing to be an indirect or direct wholly owned subsidiary of the Parent Guarantor; or

(D) as specified in a supplemental indenture to this Indenture; and”.

ARTICLE IV

MISCELLANEOUS

SECTION 4.1. Notices. All notices and other communications to Merger Sub II, the Successor and the Parent Guarantor shall be given as provided in the Indenture to:

H.J. Heinz Company

1 PPG Place, Suite 3100

Pittsburgh, Pennsylvania 15222

Fax: (212) 893-6728

Attention: Corporate Affairs Department

with a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:  Joshua N. Korff

Michael Kim

Facsimile: (212) 446-4900

SECTION 4.2. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 4.3. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 4.4. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 4.5. Benefits Acknowledged. The Parent Guarantor’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Parent Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

SECTION 4.6. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of the Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 4.7. The Trustee. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

SECTION 4.8. Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 4.9. Execution and Delivery. The Parent Guarantor agrees that its Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Securities.

SECTION 4.10. Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

KRAFT FOODS GROUP, INC., as the Company

By:	/s/ James Liu
Name:	James Liu
Title:	Treasurer and Secretary

KITE MERGER SUB, LLC

By:	/s/ James Liu
Name:	James Liu
Title:	Treasurer and Secretary

H. J. HEINZ COMPANY, as the Successor

By:	/s/ James Liu
Name:	James Liu
Title:	Global Treasurer

H.J. HEINZ HOLDING CORPORATION, as the Parent Guarantor

By:	/s/ Fabio Spina
Name:	Fabio Spina
Title:	Attorney-In-Fact for Paulo Basilio,
Vice President, Chief Financial Officer and Secretary

[Signature Page to Supplemental Indenture 3 (Kraft)]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Carol Ng
Name: Carol Ng
Title: Vice President

By:	/s/ Anthony D’Amato
Name: Anthony D’Amato
Title: Associate

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